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Exhibit 99.1

        AGREEMENT AND PLAN OF MERGER

AMONG

USA INTERACTIVE,

GEFFEN ACQUISITION SUB INC.,

UDATE.COM, INC.

AND, FOR THE PURPOSES OF SECTION 7.8 AND
ARTICLES X AND XI HEREOF,

TERRENCE LEE ZEHRER

AND

ATLAS TRUST COMPANY (JERSEY) LIMITED, AS
TRUSTEE OF THE INTERNET INVESTMENTS INC.
EMPLOYEE SHARES TRUST

DATED AS OF DECEMBER 19, 2002

i

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		23
6.1	Conduct of Company Business Prior to the Effective Time	23
6.2	Company Forbearances	23
6.3	Parent Obligations	25
6.4	Financial Information	25
6.5	Taxes	25
6.6	UK Optionholders	25
6.7	Expenses	25
6.8	Data Center	25
6.9	Merchant Services Agreement	26
6.10	Noncompetition Agreements	26
ARTICLE VII ADDITIONAL AGREEMENTS		26
7.1	Regulatory Matters	26
7.2	Access to Information	27
7.3	Stockholder Approval	27
7.4	Employee Benefit Plans	28
7.5	Indemnification; Directors' and Officers' Insurance	28
7.6	Further Action; Certain Filings	29
7.7	Advice of Changes	30
7.8	No Solicitation; Takeover Proposals	30
7.9	Transfer Taxes	32
7.10	Nasdaq Listing	32
7.11	Additional Agreements	33
7.12	Additions to and Modifications of the Company Disclosure Schedule	33
7.13	Broadview Opinion	33
ARTICLE VIII CONDITIONS PRECEDENT		33
8.1	Conditions to Each Party's Obligation to Effect the Merger	33
8.2	Conditions to Obligations of the Company	34
8.3	Conditions to Obligations of Parent	34
ARTICLE IX TERMINATION AND AMENDMENT		36
9.1	Termination	36
9.2	Effect of Termination	37
9.3	Amendment	38
ARTICLE X SURVIVAL PERIOD; INDEMNIFICATION		38
10.1	Survival	38
10.2	Indemnification	39
ARTICLE XI GENERAL PROVISIONS		41
11.1	Closing	41
11.2	Expenses	41
11.3	Notices	41
11.4	Interpretation	43
11.5	Counterparts; Effectiveness	43
11.6	Entire Agreement	43
11.7	Governing Law	43
11.8	Publicity	43
11.9	Assignment; Third Party Beneficiaries	43
11.10	Submission to Jurisdiction; Waivers; Consent to Service of Process	43
11.11	Enforcement of Agreement	44
11.12	Waiver of Jury Trial	44

Schedules:
Company Disclosure Schedule
Parent Disclosure Schedule
Estimated Net Working Capital	Schedule A
Estimated uDate Expenses	Schedule B
Executive Employment Agreements	Schedule C
uDate.com, Inc. 2003 Budget	Schedule D
UK Optionholders	Schedule E
Major Stockholders' Pro Rata Portions	Schedule F
Exhibits:
Form of Escrow Agreement	Exhibit A
Form of Certificate of Incorporation of the Surviving Corporation	Exhibit B
Form of Legal Opinion of Hale and Dorr LLP	Exhibit C-1
Form of Legal Opinion of Richards, Layton & Finger	Exhibit C-2
Form of Legal Opinion of Eversheds	Exhibit C-3
Form of Legal Opinion of Lawrence Graham	Exhibit D-1
Form of Legal Opinion of Olsens	Exhibit D-2
Form of Trust Agreement	Exhibit E
Form of Rule 145 Letter	Exhibit F
Form of UK Noncompetition Agreement	Exhibit G
Form of Zehrer Noncompetition Agreement	Exhibit H
Form of Legal Opinion of Baxendale Walker	Exhibit I

INDEX OF DEFINED TERMS

Term	Section
2000 Plan	2.4(a)
2001 Plan	2.4(a)
2003 Budget	6.2(d)
Agreement	Recitals
Atlas Escrow Shares	2.5
Audited Financials	8.3(j)
Broadview	4.6
Broadview Opinion	4.17
CERCLA	4.13
Closing	11.1
Closing Date	11.1
Code	Recitals
Company	Recitals
Company Benefit Plans	4.10(a)
Company By-Laws	4.1(a)
Company Capital Stock	4.2(a)
Company Certificate	4.1(a)
Company Common Stock	2.1(a)
Company Contract	4.12(a)
Company Disclosure Schedule	Preamble to Art. IV
Company Employees	7.4(a)
Company ERISA Affiliate	4.10(a)
Company Financial Statements	4.5(b)
Company Insiders	7.8
Company Notes	4.2(a)
Company Preferred Stock	4.2(a)
Company Registered Intellectual Property	4.15(a)
Company SEC Reports	4.5(a)
Company Stock Plans	2.4(a)
Company Stockholder Approval	4.3(a)
Company Stockholder Meeting	7.3
Company Subsidiary	4.1(b)
Confidentiality Agreement	7.2(b)
Damages	10.2(a)
Designated Broker	2.6(b)
DGCL	1.1
Dissenting Shares	2.3
Effective Time	1.2
Employment Agreements	7.12(a)
ERISA	4.10(a)
Escrow Account	2.5
Escrow Agent	2.5
Escrow Agreement	2.5
Escrow Amount	10.2(d)
Escrowed Shares	2.5
Executives	7.13(a)
Exchange Act	4.5(a)
Exchange Agent	2.2(a)

Governmental Entity	4.4
HSR Act	4.4
In-The-Money Options	2.4(a)
Intellectual Property Right	4.15(a)
Indemnified Party	7.5(a)
Indemnitees	10.2(a)
Insurance Policies	4.16
Liens	4.2(b)
Market Value	2.6(b)
Major Stockholders	Recitals
Material Adverse Effect	4.9(d)
Maximum Liability	10.2(b)
Measurement Price	10.2(b)
Merger	1.1
Merger Consideration	2.1(c)
Merger Proceeds	2.1(c)
Merger Sub	Recitals
Merger Sub Common Stock	2.1(b)
NASD	4.4
NASDAQ	2.2(c)
Option	2.4(a)
Option Resale Restriction Agreements	7.13(c)
Option Tax Shares	2.6(b)
Parent	Recitals
Parent Common Stock	5.2
Parent Disclosure Schedule	Preamble to Art. V
Parent Financial Statements	5.5(b)
Parent Material Adverse Effect	5.1
Parent Preferred Stock	5.2
Parent Rights	5.2
Parent SEC Reports	5.5(a)
Parent Stock Plans	5.2
PAYE	2.6(b)
Person	2.2(e)
Personal Element	4.15(g)
Pre-Closing Claim	7.12
Privacy Policies	4.15(g)
Pro Rata Portion	10.2(b)
Proxy Statement	4.4
Registered Intellectual Property	4.15(a)
Restraints	8.1(d)
S-4	4.4
SEC	4.4
Section 16 Information	7.8
Securities Act	4.5(a)
Share	2.1(a)
Share Exchange Ratio	2.1(c)
Signing Price	2.4(a)
Signing Shares	10.2(b)
Stockholders' Agreement	Recitals

v

Subsidiary	4.1(a)
Superior Proposal	7.8(a)
Surviving Corporation	1.1
Surviving Corporation Common Stock	2.1(b)
Takeover Proposal	7.8(a)
Tax	4.9(c)
Taxes	4.9(c)
Termination Fee	9.2(b)
Threshold Amount	10.2(b)
Transfer Taxes	7.9
Trust	10.2(g)
Trustee	Recitals
UK Optionholders	2.6(b)
Underwater Options	2.4(a)
Unique Identifying Number	4.15(g)
U.S. GAAP	4.5(b)
User Data	4.15(g)
Warrant	2.4(b)
Zehrer	Recitals
Zehrer Escrow Shares	2.5

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2002 (this "Agreement"), among USA Interactive, a Delaware corporation ("Parent"), Geffen Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), uDate.com, Inc., a Delaware corporation (the "Company"), and, for purposes of Section 7.8 and Articles X and XI hereof, Terrence Lee Zehrer, an individual ("Zehrer") and Atlas Trust Company (Jersey) Limited (the "Trustee"), as trustee of the Internet Investments Inc. Employee Shares Trust.

W I T N E S S E T H

        WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have declared the advisability of this Agreement and approved the strategic business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company, with the Company surviving such merger as a wholly-owned direct subsidiary of Parent; and

        WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, Parent has required, among other things, that Zehrer and Trustee (together, the "Major Stockholders") agree to give Parent an irrevocable proxy to vote their shares in favor of the Merger (as defined below) and, in order to induce Parent to enter into this Agreement, such stockholders have so agreed with Parent in a separate written agreement entered into on the date hereof (the "Stockholders' Agreement");

        WHEREAS, the parties intend that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement will constitute a plan of reorganization.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    At the Effective Time (as defined below), Merger Sub shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

        1.2    Effective Time.    As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed by the parties hereto, at such later date or time as is specified in the certificate of merger (the "Effective Time").

        1.3    Effects of the Merger.    From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

ARTICLE II
CONVERSION OF SHARES

        2.1    Conversion of Shares.    At the Effective Time:

        (a)  each share of common stock of the Company, par value $0.001 per share (each a "Share" and collectively the "Company Common Stock"), held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled, and no payment shall be made with respect thereto;

        (b)  each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation; and

        (c)  each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(c) with respect to fractional shares and Section 2.3 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive 0.18956 shares of Parent Common Stock (as defined in Section 5.2) (the "Share Exchange Ratio"), upon surrender of the certificate representing such Share in the manner provided in Section 2.2. The Share Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time. The shares of Parent Common Stock to be issued in respect of the Shares, together with the shares of Parent Common Stock to be issued in respect of In-The-Money Options (as defined in Section 2.4(a)), are referred to as the "Merger Consideration."

        2.2    Surrender and Payment.

        (a)  Prior to the mailing of the Proxy Statement (as defined in Section 4.4), Parent shall appoint an agent reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for, and distributing to holders of In-The-Money Options and the Warrant, the Merger Consideration. Parent shall, or shall cause Merger Sub to, make available to the Exchange Agent, as soon as reasonably practicable as of or after the Effective Time, (i) except as set forth in the next sentence of this Section 2.2(a), certificates representing the Merger Consideration issuable pursuant to Section 2.1(c) in exchange for outstanding Shares, pursuant to Section 2.4(a) in exchange for In-The-Money Options and pursuant to Section 2.4(b) in exchange for the Warrant, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c) and (iii) any dividends or distributions to which holders of certificates may be entitled pursuant to Section 2.2(d), which funds shall not be used by the Exchange Agent for any other purpose. Notwithstanding the second sentence of this Section 2.2(a), (x) the certificates representing the shares of Parent Common Stock comprising the Escrow Amount (as defined in Section 2.5) shall not be deposited with the Exchange Agent but shall instead be deposited with the Escrow Agent (as defined in Section 2.5) and (y) the shares of Parent Common Stock comprising the Option Tax Shares (as defined in Section 2.6(b) shall not be deposited with the Exchange Agent but shall be deposited with the Designated Broker (as defined in Section 2.6(b)). For purposes of determining the aggregate Merger Consideration to be made available to the Exchange Agent, Parent shall assume that no holder of Shares will perfect appraisal rights with respect to such Shares. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Shares immediately prior to the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

        (b)  Each holder of Shares that have been converted into a right to receive Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates formerly representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the aggregate Merger Consideration payable in respect of such Shares. Until so surrendered and except as otherwise set forth in Section 2.3, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest will be paid or will accrue on such Merger Consideration.

        (c)  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of certificates formerly representing Shares, or in exchange for In-The-Money Options or upon conversion of the Warrant (as defined below), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of (i) Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to this Agreement (after taking into account all certificates formerly representing Shares delivered by such holder and the aggregate number of Shares represented thereby), (ii) In-The-Money Options who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to this Agreement (after aggregating the number of Shares issuable upon exercise of all In-The-Money Options held by such holder) or (iii) the Warrant, if such holder would otherwise have been entitled to receive a fraction of a share of Parent Common Stock pursuant to this Agreement (after aggregating the number of Shares issuable upon exercise of the Warrant) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of the Parent Common Stock on the NASDAQ National Market ("NASDAQ") (or, if the Parent Common Stock shall have been approved for listing on another national stock exchange prior to such time, such exchange) on the Closing Date, rounded down to the nearest whole cent.

        (d)  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate formerly representing Shares and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(c) until the holder of record of such certificate shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be issued and paid to the record holder of the certificate (i) at the time of surrender (A) certificates representing whole shares of Parent Common Stock issued in exchange therefor and (B) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(c) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, without interest and (ii) at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Parent Common Stock.

        (e)  If any portion of the aggregate Merger Consideration payable with respect to a certificate or certificates formerly representing Shares is to be paid to a Person (as defined below) other than the registered holder of such certificate or certificates, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

        (f)    After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

        (g)  Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) that, 12 months after the Effective Time, remains unclaimed by the holders of Shares immediately prior to the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Shares for Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for payment of Merger Consideration in respect of his Shares. Notwithstanding the foregoing, to the fullest extent permitted by law, Parent shall not be liable to any former holder of Shares for any amount paid to a public official pursuant to applicable escheat or similar abandoned property laws.

        (h)  Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) in respect of Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

        (i)    In the event that any certificate evidencing Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon making of an affidavit of that fact by the holder thereof, the aggregate Merger Consideration due in respect of such Shares that is payable pursuant to this Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the delivery of a suitable bond or indemnity agreement by the owner of such lost, stolen or destroyed certificate.

        2.3    Dissenting Shares.    Notwithstanding Section 2.1, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided by the DGCL and who, as of the Effective Time, shall otherwise have properly exercised and perfected and not effectively withdrawn or lost such appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of the DGCL or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Shares and each such Share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, as provided in Section 2.1 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

        2.4    Stock Options and Warrants.

        (a)  In accordance with the terms of the Company's 2000 Stock Incentive Plan (the "2000 Plan") and the Company's 2001 Stock Incentive Plan (the "2001 Plan" and, together with the 2000 Plan, the "Company Stock Plans") and the related option agreements, each outstanding stock option (each, an "Option") granted under the Company Stock Plans with an exercise price equal to or less than $4.66 (the "In-The-Money Options") shall accelerate and be exercisable in full immediately prior to the Effective Time. At the Effective Time, each holder of an In-The-Money Option that has not been exercised prior to the Effective Time shall be entitled to receive, in respect of each Share subject to all In-The-Money Options then held by such holder, a number of shares of Parent Common Stock equal to the remainder of (i) (A) the Share Exchange Ratio multiplied by (B) the aggregate number of Shares underlying all In-The-Money Options held by such holder minus (ii) (x) the aggregate exercise price of all of such holder's In-The-Money Options divided by (y) $24.60 (the "Signing Price"). Immediately upon the conversion of the In-The-Money Options into the right to receive shares of Parent Common Stock pursuant to this Section 2.4(a), the In-The-Money Options shall terminate. The Options that are not In-The-Money Options (the "Underwater Options") shall terminate immediately prior to the Effective Time, in the case of Options outstanding under the 2001 Plan, and at the Effective Time, in the case of Options outstanding under the 2000 Plan. No Options shall be exercisable at any time after the Effective Time. No fractional shares of Parent Common Stock shall be issuable in respect of any Shares subject to In-The-Money Options. To the extent any fractional shares of Parent Common Stock would otherwise be issuable pursuant to this Section 2.4(a), in lieu thereof, the holder of such In-The-Money Options shall receive cash in accordance with Section 2.2(c).

        (b)  At the Effective Time, the holder of the Warrant shall be entitled to receive, in respect of each Share subject to the Warrant (as defined below), a number of shares of Parent Common Stock equal to the remainder of (i) (A) the Share Exchange Ratio multiplied by (B) the aggregate number of Shares underlying the Warrant minus (ii) (x) the aggregate exercise price of the Warrant divided by (y) the Signing Price. Immediately upon the conversion of the Warrant into the right to receive shares of Parent Common Stock pursuant to this Section 2.4(b), the Warrant shall terminate. No fractional shares of Parent Common Stock shall be issuable in respect of any Shares subject to the Warrant. To the extent any fractional shares of Parent Common Stock would otherwise be issuable pursuant to this Section 2.4(b), in lieu thereof, the holder of the Warrant shall receive cash in accordance with Section 2.2(c). Prior to or as of the date hereof, the holder of the Warrant has agreed with the Company in writing to the effect of the Merger on the Warrant as described in this Section 2.4(b). For purposes hereof, "Warrant" shall mean the Stock Purchase Warrant dated November 9, 2000 issued by the Company to Morrison & Foerster LLP.

        2.5    Escrow Amount.    At the Closing, a number of shares of Parent Common Stock equal to the sum of (a) 0.20 multiplied by the total number of shares of Parent Common Stock otherwise payable to Zehrer as Merger Consideration under this Agreement (such product being the "Zehrer Escrow Shares") and (b) 0.20 multiplied by the total number of shares of Parent Common Stock otherwise payable to Trustee as Merger Consideration under this Agreement (such product being the "Atlas Escrow Shares" and the sum of the Zehrer Escrow Shares and the Atlas Escrow Shares being the "Escrowed Shares"), rounded down to the nearest whole share, shall be deposited in escrow (the "Escrow") to be held by the escrow agent (the "Escrow Agent") under the Escrow Agreement in the form of Exhibit A attached hereto (the "Escrow Agreement") to be held pursuant to the terms and conditions of the Escrow Agreement. Notwithstanding any amendment to this Agreement that increases the aggregate Merger Consideration payable in respect of the Shares as a result of an offer made by Parent pursuant to Section 9.1(g), the Escrowed Shares shall be calculated on the basis of the Merger Consideration as defined in this Agreement on the date hereof.

        2.6    Withholding Rights.

        (a)  The Company, the Surviving Corporation or Parent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person in connection with the transactions contemplated by this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law and shall pay over such withheld amounts to the proper federal, state, local or foreign taxing authority. If the Company, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        (b)  Without limiting the generality of the foregoing, in order to satisfy the "employee portion" (the "PAYE") of the tax and withholding obligations under the tax laws of the United Kingdom relating to the issuance of Merger Consideration in exchange for the In-The-Money Options held by the employees of the Company and Company Subsidiaries that are U.K. taxpayers, as identified on Schedule E hereto (the "UK Optionholders"), the Company shall, prior to the Effective Time, nominate a broker-dealer (the "Designated Broker") who shall, as promptly as practicable after the Effective Time, sell on behalf of the UK Optionholders a number of whole shares of Parent Common Stock having a Market Value (as defined below) as of the day such shares are sold equal to the aggregate PAYE that shall be due as a result of the exchange of Merger Consideration for all In-The-Money Options held by the UK Optionholders; provided, however, that if there is no number of shares of Parent Common Stock that will have a value exactly equal to the aggregate PAYE, the number of shares to be sold by the Designated Broker shall be rounded up to the next whole share. The shares of Parent Common Stock to be sold by the Designated Broker pursuant to this Section 2.6(b) are referred to as the "Option Tax Shares." For purposes hereof, the "Market Value" shall mean the average of the weighted average of the trading prices of the Parent Common Stock on the NASDAQ or New York Stock Exchange, as applicable, for each of the days in the five-day trading period ending on the day on which the Market Value is being determined. Promptly following the sale of the Option Tax Shares, (i) the Designated Broker shall remit to the Surviving Corporation the sale proceeds equal to the aggregate PAYE and (ii) if the sale proceeds exceed the aggregate PAYE, the Designated Broker shall remit to each UK Optionholder such UK Optionholder's portion of the excess sale proceeds. The Surviving Corporation shall, and shall cause the Company Subsidiaries to, comply with all applicable laws related to the payment and reporting of the PAYE due from each UK Optionholder. The commissions of the Designated Broker shall be paid by the UK Optionholders.

ARTICLE III
THE SURVIVING CORPORATION

        3.1    Certificate of Incorporation.    The certificate of incorporation of the Company shall be amended in the Merger to read in its entirety as set forth on Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, subject to Section 7.5(b), until amended in accordance with applicable law.

        3.2    Bylaws.    The bylaws of the Surviving Corporation shall be the bylaws of Merger Sub in effect immediately prior to the Effective Time, subject to Section 7.5(b), until amended in accordance with applicable law.

        3.3    Directors and Officers.    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company disclosure schedule delivered to Parent concurrently herewith, each section of which qualifies only the representation in the correspondingly numbered Section of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent, as of the date hereof and as of the Effective Time, as follows:

        4.1    Corporate Organization.

        (a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to materially and adversely affect (i) the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement or (ii) the ability of the Company and its Subsidiaries (as defined below) to conduct their respective businesses as they are currently conducted or as currently contemplated by them to be conducted. As used in this Agreement, the word "Subsidiary," when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Company's certificate of incorporation and by-laws, including any and all amendments thereto (the "Company Certificate" and the "Company By-Laws," respectively), have previously been made available by the Company to Parent and are accurate and complete as of the date hereof.

        (b)  The Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries (each, a "Company Subsidiary"). Each Company Subsidiary: (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not reasonably be expected to be material; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        4.2    Capitalization.

        (a)  The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, of which, as of December 18, 2002, 25,251,163 shares were issued and outstanding and no shares were held in treasury, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock" and together with the Company Common Stock, the "Company Capital Stock"), of which no shares are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of December 18, 2002, the Company had outstanding Warrants providing for the issuance of 172,550 shares of Company Common Stock. As of December 18, 2002, the Company had outstanding stock options providing for the issuance of 6,790,500 shares of Company Common Stock, of which 5,590,500 are In-The-Money Options. Except for 251,665 shares of Company Common Stock issued pursuant to the terms of the Company Notes (as defined below) and except for shares issued under Warrants or options outstanding under the Company Stock Plans, from January 1, 2002 to and including December 18, 2002, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock. As of December 18, 2002, no shares of Company Capital Stock were reserved for issuance, except as described in Section 4.2(a) of the Company Disclosure Schedule, and except for 172,550 shares of Company Common Stock reserved for issuance upon the exercise of Warrants. Except as described in this Section 4.2(a) and except pursuant to the terms of options outstanding under the Company Stock Plans and Warrants, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or, except for the Company Notes, convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting, sale, transfer or other similar agreements to which the

Company is a party with respect to the Company Capital Stock or any other securities of the Company that are convertible into or exchangeable or exercisable for shares of the Company Capital Stock. The Company has not violated any applicable securities laws in connection with the offer, sale or issuance of any securities of the Company. The "Company Notes" shall mean those certain promissory notes, in the original aggregate principal amount of $5.0 million, dated March 29, 2001, issued in connection with the Company's acquisition of Kiss.com, Inc., true and correct copies of which have been delivered to Parent.

        (b)  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity ownership interests of each of the Company Subsidiaries, free and clear of any and all liens, claims, pledges, charges, encumbrances, deeds of trust, security interests and other rights of third parties, whether voluntarily incurred or arising by operation of law ("LIENS"), and all of such shares and equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary. There are no voting, sale, transfer or other similar agreements to which any Company Subsidiary is a party with respect to its capital stock or any other securities of it that are convertible or exchangeable into or exercisable for shares of the capital stock of any Company Subsidiary. The Company has no material investments in corporations, joint ventures, partnerships, limited liability companies and other entities other than the Company Subsidiaries.

        4.3    Authority; No Violation.

        (a)  The Company has full corporate power and authority to execute and deliver this Agreement and upon receipt of the Company Stockholder Approval (as defined below) will have full corporate power and authority to consummate the transactions contemplated hereby. The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) duly and validly approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for adoption at a special meeting of such stockholders. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date for such stockholders' meeting (the "Company Stockholder Approval"), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

        (b)  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company By-Laws or any provision of any comparable organizational documents of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or

(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for any such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to be material.

        4.4    Consents and Approvals.    Except for (i) antitrust regulatory filings (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), and the expiration or termination of any applicable waiting period thereunder, (ii) the filing with the Securities and Exchange Commission (the "SEC") of the proxy statement (the "Proxy Statement") relating to the Company Stockholder Meeting (as defined in Section 7.3), the filing with and declaration of effectiveness by the SEC of the registration statement of Parent on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus of Parent and any filings required under applicable state securities or "blue sky" laws, (iii) filings or consents required by the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD"), (iv) the filing of the certificate of merger and other appropriate merger documents as required by the DGCL and (v) the Company Stockholder Approval, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "Governmental Entity"), or of or with any third party, are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof other than those the failure of which to obtain or make are not and would not reasonably be expected to be material.

        4.5    SEC Reports and Financial Statements.

        (a)  Since June 9, 2000, the Company and its Subsidiaries have filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC (as amended since the time of their filing and prior to the date hereof, collectively, the "Company SEC Reports") and has heretofore made available to Parent complete and correct copies of all Company SEC Reports. As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder (the "Exchange Act"), or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder (the "Securities Act") applicable, as the case may be, to such Company SEC Reports, and none of the Company SEC Reports contained, at the time they were filed or became effective, as the case may be, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (b)  The consolidated financial statements (including any related notes) included in the Company SEC Reports (collectively, the "Company Financial Statements") fairly present, in all material respects, the consolidated financial position, results of the consolidated operations and changes in stockholders' equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such Company Financial Statements (including the related notes, where applicable) complies, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such Company Financial Statements (including the related notes, where applicable) has been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and provided that unaudited interim financial statements may not contain footnotes and may be subject to normal year-end adjustments.

        (c)  The unaudited balance sheet of the Company and the Company Subsidiaries as of November 30, 2002, and the unaudited income statement of the Company and the Company Subsidiaries for the month ended November 30, 2002 were prepared (a) in accordance with the books of account and financial records of the Company and the Company Subsidiaries in the ordinary course of business and consistent with the Company's past practices with respect to the preparation of its monthly financial statements and (b) in accordance with the Company's standard internal accounting practices applicable to the preparation of its monthly financial statements.

        (d)  Except as fully reflected or reserved against in the balance sheet included in the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 2002, from September 30, 2002 through and including the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2002.

        (e)  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

        (f)    The estimate of the Net Working Capital (as defined on Schedule A hereto) of the Company and the Company Subsidiaries as of February 28, 2003 set forth on Schedule A was prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiaries and represents the Company's good faith estimate of the amounts set forth therein, as of the date hereof.

        4.6    Broker's Fees.    Except for Broadview International Ltd. ("Broadview") and Interregnum Venture Marketing Limited, neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees or stockholders has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent that will result in the obligation of Parent, Merger Sub, the Company or any Company Subsidiary to pay any broker's fees or commissions, finder's fees or similar payments in connection with any of the transactions contemplated by this Agreement.

        4.7    Absence of Certain Changes or Events.

        (a)  Except as publicly disclosed in the Company SEC Reports filed prior to the date hereof, since September 30, 2002 up to and including the date hereof, no event or events have occurred that are or, to the Company's knowledge, would reasonably be expected to be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

        (b)  Without limiting the generality of Section 4.7(a), except as publicly disclosed in the Company SEC Reports filed prior to the date hereof, from September 30, 2002 to the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business and consistent with past practice.

        (c)  Without limiting the generality of Section 4.7(a), from September 30, 2002 to the date hereof, neither the Company nor any of its Subsidiaries has (except, in the case of clauses (i) and (ii), for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law): (i) increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of September 30, 2002; (ii) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or increased the amount of severance or termination pay payable pursuant to any such existing contracts; (iii) paid any bonus, in each case, other than the customary year-end bonuses for the 2001 fiscal year in amounts consistent with past practice and other than agreements expressly contemplated by or permitted under this Agreement; or (iv) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock or any securities exercisable or exchangeable for, or convertible into, shares of its capital stock, to any executive officer, director or employee, in each case, other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Company Stock Plans and other than grants expressly contemplated by or permitted under this Agreement.

        (d)  Without limiting the generality of Section 4.7(a), from September 30, 2002 to the date hereof, neither the Company nor any of its Subsidiaries has: (i) amended any provision of its certificate of incorporation or bylaws or any material term of any outstanding security; (ii) incurred, assumed or guaranteed any indebtedness for borrowed money; (iii) changed any method of accounting or accounting practice, except for any change required by reason of a change in U.S. GAAP; (iv) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock or redeemed, repurchased or otherwise acquired any outstanding shares of its capital stock; (v) acquired or disposed of any assets material to the Company or a Company Subsidiary, except in the ordinary course of business and consistent with past practice, or acquired or disposed of any capital stock of any third party or merged or consolidated with any third party; or (vi) suffered any strike, work stoppage, slow-down or other labor disturbance.

        4.8    Legal Proceedings.

        (a)  Except as publicly disclosed in the Company SEC Reports filed prior to the date hereof, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company.

        (b)  As of the date hereof, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries; provided, however, that the foregoing shall apply only to regulatory restrictions to the extent they are specifically imposed on the Company and its Subsidiaries and not those of general applicability.

        4.9    Taxes and Tax Returns.

        (a)  Each of the Company and its Subsidiaries has accurately prepared and timely filed all material U.S. federal, state, local, and foreign information returns and Tax (as defined below) returns required to be filed by it on or prior to the date hereof and has duly paid or made provisions for the payment of all Taxes which have been incurred by it or are due from it to U.S. federal, state, local, and foreign taxing authorities on or prior to the date hereof other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined. To the Company's knowledge, there are no material disputes pending with respect to, or claims asserted for, Taxes or assessments of Taxes upon the Company or any of its Subsidiaries for which the Company does not have adequate reserves.

        (b)  Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, plan or intention to take any action that is reasonably likely to prevent the Merger from constituting a reorganization described in Section 368(a) of the Code.

        (c)  As used in this Agreement, the term "Tax" or "Taxes" means all U.S. federal, state, province, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

        (d)  No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by the Company or any of its Subsidiaries under any contract, plan, program, arrangement or understanding in effect prior to the Effective Time would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, an event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company and the Company Subsidiaries if such event, violation, inaccuracy, circumstance or other matter had, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any change, event, occurrence, condition or effect relating to or arising from (a) the United States or global economy or securities markets in general (unless any such change, event, occurrence, condition or effect has begun to have a disproportionately adverse effect on the Company and the Company Subsidiaries), (b) the negotiation, execution and delivery of this Agreement or the Stockholders' Agreement, the recommendation of this Agreement by the Company's Board of Directors, the consummation of the transactions contemplated hereby or the announcement thereof or the actions of Parent taken in connection herewith or (c) the industry in which the Company and its Subsidiaries operate (unless any such change, event, occurrence, condition or effect has begun to have a disproportionately adverse effect on the Company and the Company Subsidiaries and has not been cured within 30 days).

        (e)  Neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

        (f)    Neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of any state, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

        (g)  The following representations and warranties are given in connection with the Tax laws of the United Kingdom:

          (1)  Provision or reserve (as appropriate) has been made in the Financial Statements:

            (i)    for all taxation liable to be assessed on the Company and its Subsidiaries or for which the Company or any of its Subsidiaries are accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before December 31, 2001 or deemed to have been or treated as earned, accrued or received for taxation purposes on or before December 31, 2001 and/or in respect of any event occurring or deemed to have occurred on or before December 31, 2001, including distributions made on or before December 31, 2001 or provided for in the Financial Statements; and

            (ii)  for all deferred taxation of the Company and its Subsidiaries in accordance with generally accepted accounting practice in the United Kingdom and all relevant accounting standards.

          (2)  No liability to Tax would arise on the disposal of any asset by the Company or any of its Subsidiaries for a consideration equal to its book value in or adopted for the purposes of the Financial Statements. No liability to Tax would arise on the disposal of any asset acquired by the Company or any of its Subsidiaries since December 31, 2001 for a consideration equal to that paid on its acquisition.

        4.10    Employees.

        (a)  The Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, as of the date hereof for the benefit of the employees of the Company and its Subsidiaries (the "Company Benefit Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Company Erisa Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Sections 414 (b), (c), (m) or (o) of the Code.

        (b)  The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans.

        (c)  (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code (where applicable), (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and is identified on the Company Disclosure Schedule, and there are no existing circumstances or any events that have occurred that are reasonably likely to materially adversely affect the qualified status of any such Company Benefit Plan, (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, materially exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company ERISA Affiliates beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or any Company ERISA Affiliate (including for this purpose former Company ERISA Affiliates) of incurring a liability thereunder, (vi) no Company Benefit Plan is or was a "multiemployer plan" (as such term is defined in Section 3(37) and Section 4001(a)(3) of ERISA) or a "multiple employer plan" (as such term is defined in Section 4063 of ERISA), (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with U.S. GAAP and Section 412 of the Code, (viii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other Person, including any fiduciary, has engaged in a transaction in connection with which the Company, its Subsidiaries or any Company Benefit Plan is reasonably likely to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending or, to the Company's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto and (x) each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either unfunded or is funded through an insurance company contract and is not a "welfare benefit fund" as defined in Section 419 of the Code, and has been operated in all material respects in compliance with Code Sections 4980B, 9801, 9802, 9811 and 9812.

        (d)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        (e)  All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all material applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        4.11    Compliance with Applicable Law.    Except as publicly disclosed in the Company SEC Reports filed prior to the date hereof, the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries.

        4.12    Certain Contracts.

        (a)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (which shall include (x) all agreements that fall within the scope of Item 601(b)(10) of Regulation S-B of the SEC and (y) all agreements pursuant to which the Company or any of its Subsidiaries is obligated to make payments in excess of $100,000) to be performed after the date hereof that has not been filed or incorporated by reference in the Company SEC Reports, (iv) which materially restricts the conduct of any line of business by the Company or upon consummation of the Merger will materially restrict the business of the Surviving Corporation or Parent, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Company Stockholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously made available to Parent true and correct copies of all employment and deferred compensation agreements in effect as of the date hereof which are in writing and to which the Company or any of its Subsidiaries is a party. There are no oral agreements between the Company or any Company Subsidiary, on the one hand, and any of their respective officers, directors, employees, independent contractors or consultants, on the other, with respect to the employment or compensation of such individuals by the Company or such Company Subsidiary that provides for compensation in any one year in excess of $5,000.00, in the case of any individual agreement, and $50,000.00, in the aggregate under all such agreements. Each contract, arrangement, commitment or understanding of the type described in this Section 4.12(a) is listed in Section 4.12(a) of the Company Disclosure Schedule and is referred to herein as a "Company Contract," and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties to any Company Contract. Except for those Company Contracts marked with an asterisk (*) as set forth in Section 4.12(a) of the Company Disclosure Schedule, no Company Contract requires the consent of any other contracting party to prevent a breach of, or a default under, or a termination, change in the terms or conditions or modification of, such Company Contract as a result of the consummation of the transactions contemplated hereby.

        (b)  (i) As of the date hereof, each Company Contract is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of the Company Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of the Company Subsidiaries under any such Company Contract.

        4.13    Environmental Liability.    There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company of any material liability or obligation arising under common law with respect to hazardous substances or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the knowledge of the Company, threatened against the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such material liability or obligation. The Company is not subject to any agreement, order, judgment, decree or directive by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation with respect to the foregoing.

        4.14    State Takeover Laws.    No state takeover statute or similar regulation (including, without limitation, Section 203 of the DGCL) applies to the Merger, this Agreement or any of the transactions contemplated hereby.

        4.15    Intellectual Property; Proprietary Rights; Employee Restrictions.

        (a)  Section 4.15 of the Company Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries that is material to their respective businesses as currently conducted (the "Company Registered Intellectual Property") and lists (i) any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office, Internet registration authority or equivalent authority anywhere in the world related to any of the Company Registered Intellectual Property and (ii) the date on which such registrations will expire or by which time the rights in the Company Registered Intellectual Property related to such registrations will have to be renewed or extended to prevent expiration, lapse or other loss. All Intellectual Property Rights used by the Company or its Subsidiaries in their respective businesses as currently conducted are owned by the Company or such Subsidiaries by operation of law, have been validly assigned to the Company or such Subsidiaries pursuant to written assignments, or the Company or such Subsidiaries otherwise have the right to use such Intellectual Property Rights in their respective businesses as currently conducted. The Company or one of its Subsidiaries has exclusive ownership of or a license to use all such Intellectual Property Rights, including all Registered Intellectual Property used in connection with or contained in all versions of the Company's World Wide Web sites and all licenses, assignments and releases of Intellectual Property Rights of others without which the Company or its Subsidiaries could not offer the services or products that they currently offer or otherwise conduct their businesses in the manner in which they are currently conducted or has obtained any material licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in or used in connection with such services or products or such businesses. The business activities, services or products of the Company do not infringe, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property Rights of others or personal information of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received any notice or claim (whether written, oral or otherwise) asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use, unfair competition or trade practices is or may be occurring or has or may have occurred. For purposes of this Agreement, (i) "Intellectual Property Right" means any Registered Intellectual Property, trademark, service mark, trade name, mask work, copyright, software license, other proprietary data base, invention, trade secret, know-how or any other similar type of proprietary intellectual property right, and also includes any and all licenses, databases, computer programs and other computer software user interfaces, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, trade dress, logos and designs, and (ii) "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and other registrations, subscriptions and memberships related to the Internet; and (v) any other intellectual property of the Company or any of its Subsidiaries that is subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, regulatory, standards, government or other public or private legal authority without which the Company or any of its Subsidiaries could not offer the services or products that it currently offers or otherwise conduct its business in the manner in which it is currently conducted.

        (b)  (i) The Company and each of its Subsidiaries has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) the Company and each of its Subsidiaries has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of the Company or its Subsidiaries involved in the design, review, evaluation, development, implementation or support of services or products of the Company or any of its Subsidiaries or the creation or development of any Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements substantially in the form provided to Parent to protect the confidentiality of the Company's or its Subsidiaries' trade secrets and other confidential information and to vest in the Company or its Subsidiaries exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of the Company, all trade secrets and other confidential information of the Company or its Subsidiaries are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company or its Subsidiaries; and (v) to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of their work for the Company or any such Subsidiary.

        (c)  To the knowledge of the Company, no university, government agency (whether federal or state) or other organization sponsored research and development conducted by the Company or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property Rights of the Company or any of its Subsidiaries. The Company is not aware of any infringement by others of the copyrights or other Intellectual Property Rights of it or its Subsidiaries in any of its technologies, products or services or that otherwise or used by the Company or any of its Subsidiaries in their respective businesses, or any violation of the confidentiality of any of its or its Subsidiaries' proprietary information. To the Company's knowledge, the Company and its Subsidiaries are not making unlawful use of any confidential information or trade secrets of any past or present employees of the Company or any of its Subsidiaries.

        (d)  No material Intellectual Property Right of the Company or any of its Subsidiaries or product, technology or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or such Subsidiary. To the knowledge of the Company, no (i) product, technology, service or publication of the Company or any of its Subsidiaries, or (ii) material published or distributed by the Company or any statement of the Company or any of its Subsidiaries, constitutes obscenity, defames any Person, constitutes false advertising or otherwise violates any applicable law or regulation.

        (e)  Neither this Agreement nor the transactions contemplated by this Agreement will result in the Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

        (f)    No claim by any other Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries has been made, is currently outstanding or, to the knowledge of the Company, is threatened (including, without limitation, any demand or request that the Company or its Subsidiaries license any rights from a third Person); no loss or expiration of any of the material Intellectual Property Rights of the Company or any of its Subsidiaries is threatened, pending or reasonably foreseeable; and the transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest in and to the Intellectual Property Rights of the Company and its Subsidiaries.

        (g)  The Company's and its Subsidiaries' use, license, sublicense and sale of any User Data (as defined below) collected from users of any website of the Company or any of its Subsidiaries have complied with the Company's and its Subsidiaries' published privacy policy in effect at the time such User Data was collected (collectively, the "Privacy Policies") and all applicable laws that relate to or govern the compilation, use and transfer of User Data. None of the Privacy Policies nor any applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity prohibits the transfer of User Data to Parent and its Affiliates pursuant to Parent's acquisition of the websites of the Company and its Subsidiaries pursuant to this Agreement. For purposes hereof, (1) "User Data" means: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user's behavior on the Internet, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles; (2) "Personal Element" means a natural person's full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural Person; and (3) "Unique Identifying Number" means an identifier uniquely associated with a Person such as a social security number, driver's license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the Person.

        4.16    Insurance.    The Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries (the "Insurance Policies"). Each of such Insurance Policies is in full force and effect as of the date of this Agreement. From January 1, 2001 through and including the date of this Agreement, none of the Company or any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any Insurance Policy, (b) refusal of any coverage or rejection of any material claim under any Insurance Policy, or (c) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. Except as set forth in Section 4.16 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Company or any of its Subsidiaries.

        4.17    Fairness Opinion.    The Company has received an opinion from Broadview (the "Broadview Opinion") to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. Broadview has consented to the inclusion of the Broadview Opinion in the Proxy Statement.

        4.18    Company Information.    The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the S-4 will not, on the date the S-4 is filed with the SEC, on the date the S-4 is amended or supplemented, or on the date the S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information supplied by the Company in the Proxy Statement will not, on the date the Proxy Statement is first sent or given to security holders, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the Proxy Statement furnished to the Company in writing by Parent or any of its affiliates. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will, on the date the Proxy Statement is first sent or given to security holders and on the date of the Company Stockholder Meeting, comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the Proxy Statement furnished to the Company in writing by Parent or any of its affiliates. The Company agrees to provide in writing all information concerning the Company and its affiliates required to be included in the S-4 under the Exchange Act and the rules and regulations thereunder. The Company agrees promptly to correct the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect.

        4.19    No Existing Discussions.    As of the date of this Agreement, none of the Company nor any of its Representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Takeover Proposal (as defined below).

        4.20    Transactions with Affiliates.    Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, between December 31, 2001 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-B promulgated by the SEC. Section 4.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

        4.21    Estimated Expenses.    Schedule B hereto sets forth the Company's good faith estimate as of the date of hereof of the costs and expenses reasonably expected to be incurred by the Company and the Company Subsidiaries in connection with the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently herewith, each section of which qualifies only the representation in the correspondingly numbered Section of this Agreement (the "Parent Disclosure Schedule"), Parent hereby represents and warrants, as of the date hereof and as of the Effective Time, to the Company as follows:

        5.1    Corporate Organization.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect (as defined below). As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on (i) the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby; provided, however, that Parent Material Adverse Effect shall not be deemed to include the impact of any change, event, occurrence, condition or effect relating to (a) the United States or global economy or securities markets in general or the securities markets for internet and technology stocks, in particular, (b) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the announcement thereof or the actions of the Company taken in connection herewith or (c) the commencement or escalation of a war or armed hostilities or other national or international calamity, including, without limitation, acts of terrorism, directly or indirectly involving the United States. True and complete copies of the certificates of incorporation and the by-laws of Parent and Merger Sub, including any and all amendments thereto, have previously been made available by Parent to the Company and are accurate and complete as of the date hereof. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

        5.2    Capitalization.    The authorized capital stock of Parent consists solely of (i) 1,600,000,000 shares of Common Stock, par value $0.01 per share (the "Parent Common Stock"), (ii) 400,000,000 shares of Class B Common Stock, par value $0.01 per share and (iii) 100,000,000 shares of Preferred Stock, par value $0.01 per share. As of September 30, 2002, of Parent's authorized shares, (A) 390,945,860 shares of Parent Common Stock were issued (including 508,336 unvested restricted shares) and 384,344,159 shares of Parent Common Stock were outstanding (including 508,336 unvested restricted shares), (B) 64,629,996 shares of Parent's Class B Common Stock were outstanding, (C) 13,118,182 shares of Parent's Preferred Stock were outstanding, and (D) 6,601,701 shares of Parent Common Stock were held as treasury shares. As of September 30, 2002, (x) 69,311,267 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to acquire Parent Common Stock (whether vested or unvested), and (y) 100,801,331 shares of Parent Common Stock were reserved for issuance pursuant to warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Common Stock. All of the issued and outstanding shares of Parent's capital stock have been duly authorized and, when issued pursuant hereto, will be validly issued, fully paid and nonassessable. The shares of Parent Common Stock to be issued hereunder have been duly authorized and validly reserved for issuance, and, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non assessable and free of preemptive rights, and free and clear of all Liens (other than any placed thereon by any stockholder of the Company) and free of any restriction on transfer, other than restrictions on transfer under applicable federal and state securities laws. Except as set forth in Section 5.2 of the Parent Disclosure Schedule, as disclosed in the Parent SEC Reports (as defined below), and pursuant to the terms of this Agreement, there is no commitment by Parent to register with the SEC any shares of its capital stock, and Parent is not bound by any outstanding subscriptions, options, warrants, calls, commitments, or other agreements of any character calling for the purchase or issuance of any shares of Parent capital stock or any other equity securities of Parent representing the right to purchase or otherwise receive any shares of Parent capital stock. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub.

        5.3    Authority; No Violation.

        (a)  Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and full corporate power and authority to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent (including adoption of this Agreement by Parent as sole stockholder of Merger Sub) and by the Board of Directors of Merger Sub. No other corporate proceeding on the part of Parent or Merger Sub is necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law). No vote of any class or series of the Parent's capital stock is necessary to approve and adopt this Agreement, the Merger or the other transactions contemplated hereby.

        (b)  Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of their respective charter documents or by-laws or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of Parent's Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Parent's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of Parent's Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        5.4    Consents and Approvals.    Except for (i) antitrust regulatory filings (including, without limitation, under the HSR Act) and the expiration or termination of any applicable waiting period thereunder, (ii) the filing with the SEC of the Proxy Statement relating to the Company Stockholder Meeting, the filing with and declaration of effectiveness by the SEC of the S-4 in which the Proxy Statement will be included as a prospectus of Parent and any filings required under applicable state securities or "blue sky" laws, (iii) the filing with or notice to NASDAQ, or any other national securities exchange on which the Parent Common Stock may be listed, if required, with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement, (iv) filings or consents required by the rules and regulations of the NASD and (v) the filing of the certificate of merger and other appropriate merger documents as required by the DGCL, no consents or approvals of or filings or registrations with any Governmental Entity or of or with any third party are necessary in connection with the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and compliance by Parent with any of the provisions hereof other than those the failure of which to obtain or make have not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        5.5    SEC Reports and Financial Statements.

        (a)  Parent has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC since June 9, 2000 (as amended since the time of their filing and prior to the date hereof, collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act applicable, as the case may be, to such Parent SEC Reports, and none of the Parent SEC Reports contained, at the time they were filed or at the time they became effective, as the case may be, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (b)  The consolidated financial statements (including any related notes) included in the Parent SEC Reports (the "Parent Financial Statements") fairly present in all material respects the consolidated financial position, results of the consolidated operations and changes in stockholders' equity and cash flows of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with U.S. GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and provided that unaudited interim financial statements may not contain footnotes and may be subject to normal year-end audit adjustments. Except as fully reflected or reserved against in the Parent Financial Statements included in the Parent's Quarterly Report on Form 10-Q for the period ended September 30, 2002 through the date hereof, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and which have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

        5.6    Broker's Fees.    Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors, employees or stockholders has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent that will result in the obligation of Parent, Merger Sub, the Company or any Company Subsidiary to pay any broker's fees or commissions, finder's fees or similar payments in connection with any of the transactions contemplated by this Agreement.

        5.7    Absence of Certain Changes or Events.

        (a)  Except as publicly disclosed in Parent SEC Reports filed prior to the date hereof, since September 30, 2002 up to and including the date hereof, no event or events have occurred that have had or that, to Parent's knowledge, would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        (b)  Except as publicly disclosed in Parent SEC Reports filed prior to the date hereof, from September 30, 2002 to the date hereof, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course and consistent with past practice.

        5.8    Legal Proceedings.

        (a)  Except as publicly disclosed in the Parent SEC Reports filed prior to the date hereof, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

        (b)  As of the date hereof, there is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries that has had, or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        5.9    Taxes and Tax Returns.    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, plan or intention to take any action that is reasonably likely to prevent the Merger from constituting a reorganization described in Section 368(a) of the Code.

        5.10    Compliance with Applicable Law.    Except as publicly disclosed in the Parent SEC Reports filed prior to the date hereof, Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

        5.11    Parent Information.    The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement will not on the date the Proxy Statement is first sent or given to security holders or on the date of the Company Stockholder Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information supplied by Parent in the S-4 will not on the date the S-4 is filed with the SEC, on the date the S-4 is amended or supplemented or on the date the S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the S-4 furnished to Parent in writing by the Company or the Major Stockholders or any of their respective affiliates. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will on the date the S-4 is filed with the SEC, on the date the S-4 is amended or supplemented and on the date the S-4 is declared effective by the SEC comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the S-4 furnished to Parent in writing by the Company or the Major Stockholders or any of their respective affiliates. Parent agrees to provide in writing all information concerning the Parent and its affiliates required to be included in the Proxy Statement under the Exchange Act and the rules and regulations thereunder. The Parent agrees promptly to correct the S-4 if and to the extent that it shall have become false or misleading in any material respect.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

        6.1    Conduct of Company Business Prior to the Effective Time.    During the period from the date hereof to the Effective Time or earlier termination of this Agreement pursuant to its terms, except as expressly contemplated or permitted by this Agreement (including the Parent Disclosure Schedule and the Company Disclosure Schedule), the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course (including remaining predominantly engaged in the businesses in which the Company and its Subsidiaries operate on the date hereof), (b) not make any expenditures that, taking into account the revenue reasonably expected to be derived therefrom, would materially and adversely affect the Company, (c) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, (d) take no action (or knowingly omit to take any action) that would materially and adversely affect or delay the ability of the Company to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby, (e) take no action (or knowingly omit to take any action) that would (i) make any of the representations and warranties of the Company contained herein false to an extent that, if such representation and warranty was false at Closing, it would cause the condition set forth in Section 8.3(a) not to be satisfied or (ii) make the representations contained in Section 4.7 false, and (f) pay all premiums due under each Insurance Policy and take all other actions necessary to cause each Insurance Policy to remain in full force and effect, unless any such Insurance Policy is replaced, contemporaneously with its termination, with a substantially equivalent policy.

        6.2    Company Forbearances.    During the period from the date hereof to the Effective Time or earlier termination of this Agreement pursuant to its terms, except as set forth in the Company Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (a)  other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness, indebtedness of the Company or any Company Subsidiary to the Company or any other Company Subsidiary or indebtedness expressly permitted by this Section 6.2), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b)  (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any Company Subsidiary to the Company); (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the Company Stock Plans in the ordinary course of business and otherwise in accordance herewith; or (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options under the Company Stock Plans or Warrants, in each case to the extent outstanding as of the date hereof or issued in compliance with Section 6.2(b)(iii), or (B) in connection with the Company Stock Plans;

          (c)  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, including by merger, consolidation or otherwise, to any individual, corporation or other entity other than a Company Subsidiary, or cancel, release or assign any indebtedness of any such

  Person or any claims held by the Company with respect to any such Person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date hereof;

          (d)  except (i) pursuant to contracts or agreements in force at the date of or permitted by this Agreement, (ii) investments in an aggregate amount not in excess of $100,000, and (iii) as contemplated by the Company's budget for the 2003 fiscal year attached hereto as Schedule D (the "2003 BUDGET"), make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets, in each case, of or to any other individual, corporation or other entity other than a Company Subsidiary;

          (e)  except for transactions in the ordinary course of business, terminate, or waive any material provision of any Company Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

          (f)    except as required by applicable law, increase, reduce or modify in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or, except as contemplated hereby, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

          (g)  settle any material claim, action or proceeding involving money    damages, except in the ordinary course of business;

          (h)  amend its certificate of incorporation, its bylaws or comparable governing documents or otherwise take any action to exempt any Person or entity (other than Parent or any of its Subsidiaries) or any action taken by such Person or entity from any takeover statute or similarly restrictive provisions of the Company's organizational documents;

          (i)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by law, U.S. GAAP or regulatory guidelines;

          (j)    make or alter any tax elections, settle or compromise any tax dispute or file any returns or take any position that is not consistent with prior practice;

          (k)  except for any contract, arrangement, commitment or understanding (other than a distribution or similar agreement permitted by Section 6.2(l)) that is to be entered into in the ordinary course of business and contemplated by the 2003 Budget, enter into any contract, arrangement, commitment or understanding (whether written or oral) which is not terminable on 30 days' notice or less and which commits the Company or any Company Subsidiary to make payments thereunder in excess of $100,000;

          (l)    enter into any distribution or similar agreement which satisfies any two of the following three criteria: (i) the minimum term of such agreement equals or exceeds 12 months; (ii) the counterparty to such agreement is any Person that operates one or more websites that in the aggregate receive at least 30,000,000 unique site visitors per month; and/or (iii) pursuant to which such agreement, the counterparty thereto retains ownership of, or rights to use, user data following the termination of such agreement;

          (m)  enter into or agree to enter into any agreement or transaction that would be required to be reported by the Company pursuant to Item 404 of Regulation S-B promulgated by the SEC; or

          (n)  agree to take or make any commitment to take any of the actions prohibited by this Section 6.2.

        6.3    Parent Obligations.    During the period from the date hereof to the Effective Time, (a) Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), adopt any amendments to its certificate of incorporation which would materially adversely affect the terms and provisions of the Parent Common Stock or the rights of the holders of such shares (b) Parent shall not purchase shares of Company Common Stock or otherwise intentionally acquire the right to vote shares of Company Common Stock, without the Company's consent (other than pursuant to the Stockholders' Agreement), (c) Parent shall cause Merger Sub and the Surviving Corporation to perform its obligations hereunder, (d) Parent shall not take any affirmative action to cause the delisting of the Parent Common Stock from NASDAQ, unless, contemporaneously therewith, the Parent Common Stock has been approved for listing on the New York Stock Exchange, and (e) Parent shall not commence any "Rule 13e-3 transaction" (as defined in Rule 13e-3 of the rules and regulations promulgated under the Exchange Act of 1934).

        6.4    Financial Information.    From the date hereof until the Closing, the Company agrees to provide to Parent with copies of (a) the unaudited consolidated balance sheet and income statement of the Company and the Company Subsidiaries within 15 days after each month-end prior to the Closing, (b) unaudited consolidated quarterly financial statements of the Company and the Company Subsidiaries within 30 days after the end of each fiscal quarter completed prior to the Closing and (c) audited consolidated financial statements of the Company and the Company Subsidiaries, together with all related notes and schedules thereto and accompanied by the reports thereon of the Company's auditors, within 60 days after the end of any fiscal year completed prior to the Closing.

        6.5    Taxes.    Neither the Company nor the Parent shall take any action or fail to take any action, which action or failure to take action might reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        6.6    Optionholder Consents.

        (a)  The Company agrees to use all reasonable efforts to obtain from each UK Optionholder prior to the Closing Date a consent in writing in form reasonably satisfactory to Parent and the Major Stockholders from such UK Optionholder to the matters contemplated by Section 2.6(b) and to comply with all applicable laws in obtaining such consents.

        (b)  The Company agrees to use all reasonable efforts to obtain from each holder of Underwater Options prior to the Closing Date an agreement in writing from such holder in form reasonably satisfactory to Parent and the Major Stockholders not to exercise his or her Underwater Options prior to the Closing and including a consent to the termination of the Underwater Options in accordance with Section 2.4(a) and to comply with all applicable laws in obtaining such consents.

        6.7    Expenses.    The Company agrees that the actual costs and expenses incurred by the Company in connection with this Agreement, or for which the Company shall otherwise be liable in connection with or arising from this Agreement or the transactions contemplated hereby, shall (a) except for any attorneys' fees and disbursements, not exceed $17,500,000, and (b) with respect to attorneys' fees and disbursements, not exceed $1,825,000, subject to the assumptions specified in Section 6.7 of the Company Disclosure Schedule.

        6.8    Data Center.    The Company agrees to consult with Parent and keep Parent informed of the status of negotiations with respect to any lease or other agreement proposed to be entered into by the Company or any Company Subsidiary in connection with the establishment of a second data center.

        6.9    Merchant Services Agreement.    The Company shall use its commercially reasonable efforts to negotiate amendments reasonably satisfactory to Parent to each of (a) the Merchant Services Agreement, dated January 2002, with Harris Trust and Savings Bank and (b) the Merchant Agreement, dated as of July 25, 2000, with Barclays Merchant Services, in each case to eliminate the requirement that the Company hold a portion of its cash as "restricted cash."

        6.10    Noncompetition Agreements.    The Company shall use all reasonable efforts to cause each of the individuals listed on Schedule C hereto to enter into a Noncompetition Agreement in the form of Exhibit G hereto.

ARTICLE VII
ADDITIONAL AGREEMENTS

        7.1    Regulatory Matters.

        (a)  The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Parent and the Company will promptly notify each other of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the S-4 or the Proxy Statement or for additional information, and will promptly supply each other with copies of all correspondence between the parties and the SEC with respect thereto. If, at any time prior to the Effective Time, any event should occur relating to or affecting the Company, Parent or Merger Sub, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the S-4 or the Proxy Statement, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable federal or state securities laws, distributing to the Company's stockholders such amendment or supplement. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

        (b)  The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that either Parent or the Company, as applicable, may restrict the other's access to any documents or information to the extent that it reasonably concludes, after consultation with outside counsel, that (i) any legal provision of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any of its properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, and (iii) such document discusses the pricing or dollar value of the transactions contemplated by this Agreement. In exercising the foregoing rights of review and consultation, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

        (c)  The Company and Parent shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and the S-4 or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

        (d)  The Company and Parent shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

        7.2    Access to Information.

        (a)  Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of U.S. federal or securities laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither the Company nor Parent nor any of their respective Subsidiaries shall be required to provide such access or to disclose such information where such access or disclosure would violate or prejudice the rights of the Company's or Parent's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)  Each of the Company and Parent shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Non-Disclosure Agreement, dated November 1, 2002, by and between Parent and the Company (the "Confidentiality Agreement").

        (c)  No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        7.3    Stockholder Approval.    The Company shall, in accordance with applicable law and the Company Certificate and Company By-laws, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholder Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon the matters requiring Company Stockholder Approval. Subject to Section 7.8(d), the Company's Board of Directors shall recommend the approval and adoption of this Agreement by the stockholders (which recommendation shall be included in the Proxy Statement) and shall use its reasonable best efforts to cause the Company Stockholder Approval to be obtained. The Company shall ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable laws.

        7.4    Employee Benefit Plans.

        (a)  For a period of at least three months after the Effective Time, the Company Benefit Plans (other than equity or equity-based programs) in effect as of December 17, 2002 shall remain in effect with respect to employees of the Company (or its Subsidiaries) covered by such plans at the Effective Time or such plans may be replaced by substitute plans providing benefits no less favorable in the aggregate than the benefits provided for under such Plans at the Effective Time; provided, however, that the foregoing is not intended to confer on any employee of the Company or any Company Subsidiary any right to continued employment or any right to wages or benefits at any time after the Closing. Thereafter, Parent will, or will cause the Surviving Corporation to, provide benefits no less favorable in the aggregate than the benefits provided to similarly situated employees of Parent. From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or any Company Subsidiary of each employee of the Company or any Company Subsidiary as of the Effective Time (the "Company Employees") in connection with all Parent employee benefit plans in which such Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, (i) use its reasonable best efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent to be waived with respect to the Company Employees and their eligible dependents to the extent such limitations or waiting periods would be waived under the applicable Company Benefits Plan and (ii) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time.

        (b)  The foregoing notwithstanding, as of the Effective Time, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Company Benefit Plans and all other contractual commitments of the Company to its current and former employees, provided that such Company Benefit Plans and contractual commitments are maintained and administered after December 17, 2002 not in violation of Section 6.2 of this Agreement.

        (c)  Nothing in this Section 7.4 shall be interpreted as preventing the Surviving Corporation or Parent from amending, modifying or terminating any Company Benefit Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, except that the Surviving Corporation shall in any event comply with its obligations set forth in this Section 7.4.

        7.5    Indemnification; Directors' and Officers' Insurance.

        (a)  In the event of any threatened or actual claim, action, suit, proceeding or investigation arising from events occurring at or prior to the Effective Time, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual (an "Indemnified Party") who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any Company Subsidiary is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or any Company Subsidiary or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation and advance costs and expenses to any

Indemnified Party in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by law upon receipt of any undertaking required by applicable law.

        (b)  Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Certificate and Company By-Laws; provided, however, that following the second anniversary of the Closing Date, nothing in this Section 7.5(b) shall require Parent to cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions more favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are set forth in the Parent certificate of incorporation and by-laws.

        (c)  In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns thereof assume the obligations set forth in this Section 7.5.

        (d)  The provisions of this Section 7.5 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        7.6    Further Action; Certain Filings.

        (a)  Subject to the terms and conditions herein, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under all applicable laws, or as may otherwise be reasonably requested by any other party hereto, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of the S-4 and the Proxy Statement and any amendments thereto, any filings that may be required under the HSR Act and any filings required under similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Parent or the Company for the consummation of the transactions contemplated by this Agreement (but subject to the last sentence of Section 7.6(b) below); (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable. The Company agrees to use all reasonable efforts to encourage the Company's employees to accept any offers of employment extended by Parent. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

        (b)  Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein. Nothing in this Agreement, however, shall require or be construed to require any party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets of businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses, or (ii) enter into any agreement or be bound by any obligation that, in Parent's good faith judgment, may have an adverse effect on the benefits to Parent of the transactions contemplated by this Agreement.

        7.7    Advice of Changes.    The Company and Parent shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

        7.8    No Solicitation; Takeover Proposals.

        (a)  From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and the Major Stockholders will not, and the Company will cause the Company Subsidiaries not to, and all of the foregoing will cause their respective directors, officers, investment bankers, affiliates, representatives and agents not to, (i) solicit, initiate, or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or proposals that constitute, or would reasonably be expected to lead to, any Takeover Proposal (as defined below), (ii) engage in, or enter into, any negotiations or discussions concerning any Takeover Proposal or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 7.8(a) by any officer or director of the Company or any of the Company Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company, any of the Company Subsidiaries and/or either or both of the Major Stockholders, whether or not such person is purporting to act on behalf of the Company, the Company Subsidiaries, any or both of the Major Stockholders or otherwise, shall be deemed to be a breach of this Section 7.8(a) by the Company and/or the Major Stockholders, as appropriate. The Company and the Major Stockholders will immediately cease, and the Company will cause the Company Subsidiaries to cease, and each of the foregoing shall cause its officers, directors, employees, financial advisors, attorneys and other advisors to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (i)    As used herein, the term "Takeover Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any of the Company Subsidiaries, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any of the Company Subsidiaries in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any of the Company Subsidiaries, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any of the Company Subsidiaries, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party acquiring beneficial ownership of more than twenty-five percent (25%) of the voting power of the Company or assets representing more than twenty-five percent (25%) of the net income, net revenue or assets of the Company and the Company Subsidiaries on a consolidated basis, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term "Takeover Proposal" shall not include the Merger and the transactions contemplated thereby.

          (ii)  As used herein, the term "Superior Proposal" shall mean any bona fide offer made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party beneficially owning, directly or indirectly, at least fifty percent (50%) of the shares of Company Capital Stock on a fully diluted basis (or of the surviving entity in a merger) or all or substantially all of the assets of Company and the Company Subsidiaries, taken together, and which the Company's Board of Directors determines in good faith (after consultation with and taking into account the advice of its outside financial advisors of nationally recognized reputation) (1) is on terms which, if consummated, would be more favorable to the Company's stockholders, from a financial point of view, than the Merger such that the Board of Directors would be required, in the exercise of its fiduciary duties, to withdraw or modify in a manner adverse to Parent its recommendation of this Agreement and the Merger, (2) is reasonably capable of being consummated (taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal), (3) for which financing, to the extent required by the party making such offer, is then fully committed, and (4) would be reasonably likely of being fully negotiated and evidenced by the execution of definitive agreements between the Company and the Person or group making such offer within the 15 business day period following the first day on which the Company may conduct negotiations with such Person.

        (b)  The Company shall advise Parent orally and in writing within 24 hours of (i) any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any expression of interest regarding a potential Takeover Proposal that is received by or communicated to any officer or director of the Company, any of the Company Subsidiaries, either of the Major Stockholders, the Company's financial advisor, or any other representative of the Company, any of the Company Subsidiaries and/or the Major Stockholders, (ii) the material terms and conditions of such Takeover Proposal or inquiry and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company will keep Parent informed of the status of such Takeover Proposal or inquiry (including notifying Parent orally and in writing of any material change to the terms of such Takeover Proposal or inquiry and providing copies of any revised written proposal within 24 hours of the Company's receipt thereof).

        (c)  Notwithstanding Section 7.8(a), in the event that the Company, any of the Company Subsidiaries or either Major Stockholder receives from any Person a Takeover Proposal that was not solicited after the date of this Agreement and did not otherwise result from a breach of this Section 7.8 and the Company's Board of Directors determines in good faith (after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation) is or may be reasonably expected to lead to a Superior Proposal, (x) the Company or its representatives may make such inquiries or conduct such discussions and negotiations with respect to the Takeover Proposal as the Company's Board of Directors, after consultation with outside legal counsel, may determine to be required for the purpose of exercising its fiduciary duties and (y) after giving Parent written notice of its intention to do so, the Company may provide confidential information concerning the Company to such Person, but only if, prior to such inquiries, discussions, negotiations and/or provision of information, the Person making such Takeover Proposal shall have entered into a confidentiality agreement no less restrictive than the Confidentiality Agreement, provided that such confidentiality agreement shall provide that the disclosure to Parent of the terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal and any material changes thereto, shall not be prohibited by such agreement. In such event, the Company shall (A) orally and in writing within 24 hours of receipt thereof, inform Parent of the material terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal, (B) keep Parent informed of the status of such Takeover Proposal (including notifying Parent orally and in writing of any material change to the terms of any such Takeover Proposal and providing copies of any revised written proposals within 24 hours of the Company's receipt thereof), and (C) simultaneously with delivery to such third party in connection with such Takeover Proposal, deliver to Parent copies of all confidential information regarding the Company delivered by the Company to any third party in connection with such Takeover Proposal.

        (d)  Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may withdraw its recommendation of this Agreement and the Merger if the Board of Directors of the Company reasonably determines in good faith, after consultation with and taking into account the advice of its outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of the Company's Board of Directors to its stockholders under the DGCL; provided that the Board of Directors may not withdraw its recommendation at any time after the Company's Board of Directors has made the determination under Section 7.8(c) unless the Company (i) has given written notice to Parent of the Board of Directors' intention to withdraw its recommendation, (ii) has provided Parent with all of the information regarding the Takeover Proposal contemplated by Sections 7.8(c) and 9.1(g)(i) and otherwise satisfied all of its obligations under those Sections, and (iii) has not received an offer from Parent within three business days of Parent's receipt of notice of the type described in Section 9.1(g)(ii).

        (e)  Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company's Board of Directors (after consultation with its outside counsel), such disclosure is necessary for the Company's Board of Directors to comply with its fiduciary duties under applicable law.

        7.9    Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Merger shall be paid by the party incurring such Tax and the parties hereto shall cooperate in preparing, executing and filing any tax returns with respect to such Transfer Taxes.

        7.10    NASDAQ Listing.    If the approval of NASDAQ is required in connection with the listing of the shares of Parent Common Stock to be issued as Merger Consideration hereunder, Parent shall file with NASDAQ a Notification Form for Listing Additional Shares with respect to such shares of Parent Common Stock.

        7.11    Additional Agreements.

        (a)  Concurrently with the signing of this Agreement, the employees of the Company listed on Schedule C hereto have each executed and delivered an Employment Agreement with the Company (the "Employment Agreements"), which Employment Agreements shall be effective from and after the Closing.

        (b)  Concurrently with the signing of this Agreement, the Major Stockholders have executed and delivered the Stockholders' Agreement, including the irrevocable proxy contemplated thereby.

        7.12    Additions to and Modifications of the Company Disclosure Schedule.    Concurrently with the execution and delivery of this Agreement, the Company has delivered the Company Disclosure Schedule, which includes all of the information required by the relevant provisions of this Agreement. In addition, the Company shall deliver to Parent and Merger Sub such additions to or modifications of any Sections of such Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company after the date of execution and delivery of this Agreement; provided, however, that any such additions or modifications shall be provided for informational purposes only and shall not be deemed to (a) constitute an exception to the Company's representations and warranties contained in Article IV, (b) amend the Company Disclosure Schedule for purposes of determining whether the conditions set forth in Section 8.3(a) have been satisfied, (c) cure any breach of any representation or warranty of the Company, (d) limit the rights and remedies of Parent and Merger Sub under this Agreement for any breach by the Company of any of its representations and warranties set forth herein or (e) constitute any admission by the Company that it has breached any representation or warranty contained in this Agreement. For purposes of this Agreement, any breach of any representation or warranty that is the subject of any addition to, or modification of, the Company Disclosure Schedule after the date hereof shall be referred to as a "Pre-Closing Claim."

        7.13    Broadview Opinion.    Promptly following the execution of this Agreement, the Company shall deliver to Parent an executed copy of the Broadview Opinion.

ARTICLE VIII
CONDITIONS PRECEDENT

        8.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    HSR Act; Antitrust Regulatory Filings.    The waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired, all approvals under antitrust regulatory filings in any jurisdiction that shall be necessary or determined by Parent and the Company to be reasonably desirable shall have been obtained, and there shall be no commitment by Parent, the Company or any of their respective Subsidiaries to any Governmental Entity not to close the transactions contemplated hereby before a date certain.

          (c)    S-4.    The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (d)    No Injunctions or Restraints; Illegality.    No (i) order, injunction, writ or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and (ii) statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, or makes illegal consummation of the Merger (collectively, "Restraints").

          (e)    NASDAQ Approval.    Only if such approval is required, the shares of Parent Common Stock comprising the Merger Consideration shall have been approved for listing on NASDAQ (unless the Parent Common Stock shall have been approved for listing on the New York Stock Exchange prior to the Closing, in which case such shares shall have been approved for listing on such exchange).

        8.2    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified with the words "material" or "Parent Material Adverse Effect" shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects as of the Closing Date (except, in either case, to the extent of any representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date); provided, however, that this condition shall be deemed satisfied unless the failure of the representations and warranties not qualified by the words "Parent Material Adverse Effect" to be true and correct has had or would be reasonably likely to have a Parent Material Adverse Effect. For the avoidance of doubt, for purposes of determining the accuracy of the representations of Parent and Merger Sub as of the Closing Date, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c)    Escrow Agreement.    Parent shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit A.

          (d)    Escrowed Shares.    The shares of Parent Common Stock comprising the Escrowed Shares shall have been deposited with the Escrow Agent.

          (e)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Parent Material Adverse Effect.

        8.3    Conditions to Obligations of Parent.    The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement that are qualified by the words "material" or "Material Adverse Effect" shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects as of the Closing Date (except, in either case, to the extent of any representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date); provided, however, that this condition shall be deemed satisfied unless the failure of the representations and warranties not qualified by the words "Material Adverse Effect" to be true and correct has had or would be reasonably likely to have a Material Adverse Effect. For the avoidance of doubt, for purposes of determining the accuracy of the representations of the Company as of the Closing Date, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c)    Appraisal Rights.    The holders of less than 4% of the outstanding shares of Company Common Stock shall have validly delivered a written demand for appraisal rights with respect thereto, and shall not have voted in favor of the Merger or otherwise failed to perfect or effectively withdraw or lose such rights, all in accordance with Section 262 of the DGCL.

          (d)    Consents.    All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Section 4.12(a) of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

          (e)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company.

          (f)    Employment Agreements.    The Employment Agreement executed by Mel Morris shall be in full force and effect, subject only to the Closing.

          (g)    Escrow Agreement.    The Major Stockholders shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit A.

          (h)    Legal Opinions.    Parent and Merger Sub shall have received a legal opinion of (i) Hale and Dorr LLP, Richards, Layton & Finger and Eversheds, as counsel to the Company, in the forms attached hereto as Exhibits C-1, C-2 and C-3, respectively, (ii) Lawrence Graham and Olsens, as counsel to Trustee with respect to matters of English law and Jersey law, respectively, in the forms attached hereto as Exhibit D-1 and D-2, respectively and (iii) Baxendale Walker, as counsel to the Trust and Trustee, in the form attached as Exhibit I hereto.

          (i)    Certified Documents.    The Company shall have delivered certified organizational documents and certificates of good standing (to the extent such concept is recognized in the applicable jurisdiction of organization), dated not more than five days prior to the Closing, for the Company and each Company Subsidiary.

          (j)    Audited Financial Statements.    The Company shall have delivered to Parent the audited consolidated financial statements of the Company and the Company Subsidiaries for the fiscal year ending December 31, 2002 (the "Audited Financials"), together with all related notes and schedules thereto and accompanied by the reports thereon of the Company's auditors, and Parent and Parent's auditors shall have been provided with access to the workpapers of the Company's auditors used in preparation of the Audited Financials and with the opportunity to discuss the Audited Financials with the Company's auditors for at least one week after delivery of the Audited Financials for purposes of verifying the accuracy of the Audited Financials.

          (k)    Optionholder Consents.    The Company shall have obtained (i) from each UK Optionholder a consent in writing in form reasonably acceptable to Parent and the Major Stockholders to the matters contemplated by Section 2.6(b) and (ii) from each holder of Underwater Options the consent referred to in Section 6.6(b) in form reasonably acceptable to Parent and the Major Stockholders.

          (l)    Loans to Directors and Employees.    All loans by the Company or any Company Subsidiary to any director or employee of the Company or any Company Subsidiary shall have been repaid in full.

          (m)    Trust Agreement.    Trustee shall have duly executed and delivered the Trust Agreement in the form attached as Exhibit E hereto.

          (n)    Qualifications to do Business.    The Company and, as applicable, the Company Subsidiaries, shall have become qualified to do business in each of the jurisdictions listed in Section 4.1(a) of the Company Disclosure Schedule.

          (o)    Rule 145 Letters.    Each stockholder of the Company that is an affiliate of the Company shall deliver a letter in the form attached as Exhibit F hereto.

          (p)    Noncompetition Agreement.    Zehrer shall have executed and delivered a Noncompetition Agreement in the form attached as Exhibit G hereto.

ARTICLE IX
TERMINATION AND AMENDMENT

        9.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after (unless otherwise provided below) Company Stockholder Approval has been obtained:

          (a)  by mutual consent of the Company and Parent in a written instrument;

          (b)  by either the Board of Directors of the Company or the Board of Directors of Parent if any Restraint having any of the effects set forth in Section 8.1(d) shall be in effect and shall have become final and nonappealable; provided that such terminating party shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c)  by either the Company's Board of Directors or the Parent's Board of Directors if the Merger shall not have been consummated on or before June 19, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, that if on such date each of the conditions set forth in Article VIII other than Sections 8.1(b) or 8.1(c) has been fulfilled or is capable of being fulfilled, then such date shall be automatically extended to September 19, 2003;

          (d)  by either the Board of Directors of the Company or the Board of Directors of Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent, in the case of a termination by the Company, or the Company, in the case of a termination by Parent, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2 or 8.3, as the case may be, and that is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

          (e)  by Parent if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Company, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company;

          (f)    by Parent, (i) if the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is announced or commenced and either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders;

          (g)  by the Board of Directors of the Company to accept a Superior Proposal, but only if (i) the Company promptly notifies Parent in writing of its intention to do so (which notice shall contain all material terms and conditions of such Superior Proposal) and causes its legal counsel and its financial advisor to afford Parent the opportunity to match the terms of the Superior Proposal and to negotiate with Parent to make other adjustments in the terms and conditions of this Agreement that would permit the Company's Board of Directors to recommend this Agreement, as revised and (ii) the Company has not received from Parent, within three business days of Parent's receipt of the notice referred to in clause (i) of this Section 9.1(g), an offer that the Company's Board of Directors determines, in good faith, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation, matches or exceeds such Superior Proposal or is otherwise sufficient to permit the Board of Directors to continue to recommend this Agreement, as amended by such offer from Parent, and the Merger, rather than the Superior Proposal (for purposes of such determination, if the consideration offered in a Superior Proposal is other than cash, Parent shall be deemed to have "matched" such Superior Proposal if the aggregate consideration offered by Parent has a value that is not less than the value of the consideration offered in the Superior Proposal, as determined in good faith by the Company's Board of Directors, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisor of nationally recognized reputation); Parent's right to match any Superior Proposal shall apply equally with respect to any subsequent increase or other revision of the terms of any Superior Proposal; or

          (h)  by the Company if the Company's Board of Directors determines in good faith that such termination is necessary in order for the Company or the Company's Board of Directors to comply with any applicable court order.

        9.2    Effect of Termination.

        (a)  In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, 11.2, 11.7 and 11.10 through and including 11.12 shall survive any termination of this Agreement, (ii) notwithstanding anything to the contrary contained in this Agreement, no party to this Agreement shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement and (iii) no party to this Agreement shall be deemed to have waived any rights, claims, causes of action or remedies arising from fraud, intentional misrepresentation or active concealment.

        (b)  In the event that this Agreement is terminated pursuant to Section 9.1(f) or 9.1(g), the Company shall pay to Parent an amount equal to $4,500,000 (the "Termination Fee"). The Termination Fee shall be paid to Parent by wire transfer of immediately available funds to an account designated by Parent and shall be paid (i) prior (and as a condition precedent) to the termination of this Agreement, in the case of a termination pursuant to Section 9.1(g) or (ii) within two days of the termination of this Agreement, in the case of a termination pursuant to Section 9.1(f). Each of the Company and Parent agrees that the Termination Fee shall be the sole and exclusive remedy of the parties upon the termination of this Agreement pursuant to Section 9.1(f) or 9.1(g); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, if a Termination Fee becomes payable by the Company pursuant to this Section 9.2(b), then the Company shall also be liable for all fees and expenses of Parent and Merger Sub incurred in connection with or incident to the negotiation of this Agreement, including, without limitation, legal and accounting fees, consulting fees and disbursements relating to any of the foregoing; provided, however, that the Company's liability for fees and expenses incurred by Parent and Merger Sub shall not exceed $1,000,000.

        9.3    Amendment.    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, there may not be, without further approval of the Company's stockholders, any amendment of this Agreement that under applicable law requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE X
SURVIVAL PERIOD; INDEMNIFICATION

        10.1    Survival.

        (a)  Except as provided in Section 10.1(b), the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and expire on the day that is the two year anniversary of the Closing Date, except for any covenants and agreements which by their terms are to be performed after the Closing, which shall survive and not expire unless otherwise provided in this Agreement.

        (b)  Notwithstanding Section 10.1(a), each of the following representations, warranties, covenants and agreements of the Company shall survive the Closing Date and expire on the day that is the six year anniversary of the Closing Date: (i) the inaccuracy or misrepresentation in or breach of any representation or warranty, covenant or agreement made by the Company in this Agreement arising out of fraud or willful misconduct by or on behalf of the Company, any Company Subsidiary or any of their respective officers, directors, employees, or other agents or representatives and (ii) any inaccuracy or misrepresentations in or breach of any representation or warranty made in Section 4.2, 4.3, 4.5, 4.6, 4.9 or 4.13, regardless of whether such inaccuracy or misrepresentation arises out of fraud or willful misconduct by or on behalf of the Company, any Company Subsidiary or any of their respective officers, directors, employees, or other agents or representatives.

        (c)  Any claim for indemnification under this Agreement must be asserted in accordance with Section 10.2(d) within the applicable survival period contemplated by this Section 10.1 and, if properly asserted within such period, the survival period for the applicable representation and warranty shall continue until the claim is fully resolved. After the Closing has occurred, any claim related to any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement may be brought only against the Major

Stockholders pursuant to the terms and conditions set forth in this Article X and may not be brought against the Company or any of its stockholders other than the Major Stockholders.

        10.2    Indemnification.

        (a)  From and after the Closing, Parent and the Surviving Corporation and their respective officers, directors, employees and Affiliates (the "Indemnitees") shall be indemnified and held harmless by the Major Stockholders from any damage, claim, loss, cost, liability or expense, including, without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, response action, removal action or remedial action (collectively "Damages"), incurred by such Indemnitees that arise out of or relate to: (i) any breach of any representation or warranty of the Company contained in this Agreement (including the Company Disclosure Schedule) or in any certificate delivered on the Closing Date by the Company pursuant to this Agreement; (ii) any breach by the Company of any of its covenants or agreements contained in this Agreement or (iii) any liability arising out of the matters set forth in Section 10.2(a) of the Company Disclosure Schedule. The liability of each of the Major Stockholders to the Indemnitees hereunder shall be several and not joint.

        (b)  (i) Except as provided in Section 10.2(b)(ii), no Indemnitee shall be entitled to indemnification for any Damages pursuant to Section 10.2(a) unless and until the aggregate amount of all Damages incurred by the Indemnitees exceeds $3,000,000 (the "Threshold Amount"), after which (subject to Section 10.1(c)) such Indemnitee shall be entitled to indemnification for all such Damages as well as any Damages in excess of the Threshold Amount.

          (ii)  Notwithstanding Section 10.2(b)(i):

            (1)  any claim by an Indemnitee for indemnification of any Pre-Closing Claims shall not be subject to the Threshold Amount;

            (2)  each Major Stockholder's maximum liability (the "Maximum Liability") hereunder shall be equal to the product of: (A) from the Closing Date until the one year anniversary of the Closing Date, 0.75 multiplied by the Merger Proceeds (as defined below); (B) from the one year anniversary of the Closing Date until the two year anniversary of the Closing Date, 0.60 multiplied by the Merger Proceeds; (C) from the two year anniversary of the Closing Date until the three year anniversary of the Closing Date, 0.40 multiplied by the Merger Proceeds; and (D) from the three year anniversary of the Closing Date until the six year anniversary of the Closing Date, 0.30 multiplied by the Merger Proceeds; provided, however, that if, at any time, any payment made by Trustee pursuant to the Trust Agreement exceeds the difference of the aggregate value of the assets of the Trust (as defined below) at such time (which, in the case of any assets that are not cash, shall be determined by the readily realizable value of such assets), minus the Trustee's Maximum Liability as of such date, then the Trustee's Maximum Liability shall be reduced to an amount equal to the aggregate value of all of the assets then held in the Trust, minus the amount of such payment; however, in the event that the aggregate value of the assets held in the Trust (which, in the case of any assets that are not cash, shall be determined by the readily realizable value of such assets) shall increase subsequent to any such reduction in the Trustee's Maximum Liability, the Trustee's Maximum Liability shall increase on a dollar-for-dollar basis (up to the Trustee's Maximum Liability); and

            (3)  with respect to any claim for Damages by an Indemnitee, each Major Stockholder shall only be liable or otherwise responsible for such Major Stockholder's Pro Rata Portion (as defined below) of such Damages.

          (iii)  For purposes hereof, a Major Stockholder's "Merger Proceeds" shall mean (x) the number of shares of Parent Common Stock issuable to such Major Stockholder pursuant to Section 2.1, including, with respect to Zehrer, the Zehrer Escrow Shares, and, with respect to the Trustee, the

  Atlas Escrow Shares (as of the date hereof and notwithstanding any amendment to this Agreement that increases the aggregate Merger Consideration payable in respect of the Shares as a result of an offer made by Parent pursuant to Section 9.1(g)) and issued upon consummation of the Merger (such aggregate number of shares being such Major Stockholder's "Signing Shares"), multiplied by (y) the average of the closing price of the Parent Common Stock on NASDAQ (or, if the Parent Common Stock has been approved for listing on another national stock exchange prior to such time, such other exchange) for the five day trading period starting on the day that is the 91st day after the Closing Date (the "Measurement Price"), unless such Major Stockholder has sold any of its Signing Shares during such five day trading period, in which case such Major Stockholder's Merger Proceeds shall equal the sum of (i) the number of Signing Shares held by such Major Stockholder at the end of such five day trading period, multiplied by the Measurement Price plus (ii) the sale proceeds to such Major Stockholder from the Signing Shares sold by it during such five day trading period. Each Major Stockholder agrees to deliver to Parent documentation reasonably satisfactory to Parent to enable Parent to determine the amount of sales proceeds received by such Major Stockholder.

          (iv)  For purposes hereof, a Major Stockholder's "Pro Rata Portion" shall mean the quotient of (A) the number of Shares held by such Major Stockholder as of the date of this Agreement, divided by (B) the sum of all Shares outstanding as of the date of this Agreement, plus the aggregate number of Shares issuable upon the exercise of the Warrant pursuant to Section 2.4(b) and all In-The-Money Options pursuant to Section 2.4(a). Each Major Stockholder's Pro Rata Portion is set forth on Schedule F to this Agreement.

        (c)  Except as provided in the next sentence of this Section 10.2(c), the Escrow Amount shall serve as the sole and exclusive source of payment and remedy to satisfy any claim for Damages for which any Indemnitee is entitled to indemnification pursuant to Section 10.2(a). Notwithstanding the foregoing, claims arising out of any matter described in clause (i) or (ii) of Section 10.1(b) shall not be limited to the Escrow Amount and, in accordance with Section 10.2(d), the Indemnitees may seek recovery therefor up to each Major Stockholder's Maximum Liability as of the date of the applicable claim.

        (d)  Until the earlier to occur of (x) the disbursement in full of the Escrow Amount (as defined below) and (y) the termination of the Escrow Agreement pursuant to its terms, all claims for Damages by an Indemnitee shall to the fullest extent permitted by law be made against the Escrow Amount in accordance with the terms and conditions set forth in the Escrow Agreement. After the earlier to occur of the events referred to in clauses (x) and (y) of this Section 10.2(d), any Indemnitee seeking indemnification for Damages arising out of any matter described in clause (i) or (ii) of Section 10.1(b) shall give prompt written notice thereof, within the relevant limitation period provided for in Section 10.1(b), to the Major Stockholders describing in reasonable detail the basis for such claim for indemnification and shall include (if then known) the amount or the method of computation of the amount of Damages that are the subject of such claim; provided, however, that the Indemnitee's failure to give prompt or proper notice shall not limit the Indemnitee's right to indemnification, except to the extent that such failure has prejudiced the Major Stockholders' right to assert any reasonable defense to such claim. The Major Stockholders shall, within 30 days of receipt of such notice, either pay to the Indemnitee their respective Pro Rata Portions of the amount of Damages set forth in such notice or respond in writing specifying any dispute with such claim for Damages. The failure of the Major Stockholders to respond within such 30 day period shall be deemed an irrevocable acceptance of liability for their respective Pro Rata Portions of the Damages set forth in such notice. For purposes hereof, the "Escrow Amount" shall mean the Escrowed Shares and any monies paid into the Escrow as a result of the disposition of Escrowed Shares pursuant to the terms and conditions set forth in the Escrow Agreement.

        (e)  Notwithstanding the foregoing, Parent agrees, on behalf of itself and all Indemnitees, that, with respect to any claim for Damages made by any Indemnitee prior to the day that is the 96th day following the Closing Date, such claim shall not be payable under the Escrow Agreement or this Agreement until after the 96th day following the Closing Date.

        (f)    Notwithstanding the foregoing, no Indemnitee shall be entitled to indemnification for any Damages pursuant to this Article X if such Indemnitee shall have recovered such Damages in full from the Major Stockholders (or either of them) pursuant to the Stockholders' Agreement.

        (g)  Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agreement, the Trust Agreement or the Stockholders' Agreement, the covenants, agreements and obligations of Trustee under this Agreement, the Escrow Agreement and the Stockholders' Agreement are made by Trustee solely in Trustee's capacity as trustee of the Internet Investments Inc. Employee Shares Trust (the "Trust"). For the avoidance of doubt, the parties hereto hereby agree that the Trustee shall have the benefit of provisions of Article 28(1) of the Trusts (Jersey) Law 1984 (as amended) to the effect that any claim hereunder against Trustee shall extend only to the Trust property.

        (h)  Trustee and Parent hereby agree that, in connection with any reduction in the Trustee's Maximum Liability pursuant to the proviso contained in Section 10.2(b)(ii)(2), the amount of any subsequent increase in the Trust's assets shall be determined by reference to the most recent month-end statement of the Trust's assets, which shall be in form and substance reasonably satisfactory to Parent.

ARTICLE XI
GENERAL PROVISIONS

        11.1    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction (or, to the extent permitted by law or regulation, waiver by all parties) of the conditions set forth in Section 8.1, or, if on such day any condition set forth in Section 8.2 or 8.3 has not been satisfied (or, to the extent permitted by law or regulation, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VIII have been satisfied (or, to the extent permitted by law or regulation, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        11.2    Expenses.    Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be shared equally by the Company and Parent.

        11.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)
    if to Parent or Merger Sub, to:

      USA Interactive
      152 West 57th Street
      New York, NY 10019
      Facsimile No.: (212) 314-7439
      Attention: General Counsel

      with copies to:

      Gibson, Dunn & Crutcher LLP
      333 South Grand Avenue
      Los Angeles, CA 90071
      Facsimile No.: (213) 229-7520
      Attention: Kenneth M. Doran, Esq.

      and

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Facsimile No.: (212) 403-2000
      Attention: Andrew J. Nussbaum

    (b)
    if to the Company, to:

      uDate.com, Inc.
      New Enterprise House
      St. Helens Street
      Derby DE1 3GY
      United Kingdom
      Facsimile No.: +44 (0)20 7691 7438
      Attention: Mr. Mel Morris, Chief Executive Officer

      with a copy to:

      Hale and Dorr LLP
      1455 Pennsylvania Avenue, N.W.
      Washington, D.C. 20004
      Facsimile No.: 202-942-8484
      Attention: Jeffrey J. Davidson, Esq.

    (c)
    if to Zehrer, to:

      Terrence Lee Zehrer
      20081/2 Nob Hill Avenue
      Seattle, WA 98109

      with a copy to:

      Fried, Frank, Harris, Shriver & Jacobson
      350 South Grand Avenue, Suite 3200
      Los Angeles, CA 90071
      Facsimile No.: 213-473-2222
      Attention: David K. Robbins, Esq.

      and

    (d)
    if to Trustee, to:

      Atlas Trust Company (Jersey) Limited
      P.O. Box 246 Suite 1, 1 Britannia Place
      St. Helier, Jersey JE4 5PP
      Channel Islands
      Facsimile No.: 011 44 1534 280808

      with a copy to:

      Fried, Frank, Harris, Shriver & Jacobson
      350 South Grand Avenue, Suite 3200
      Los Angeles, CA 90071
      Facsimile No.: 213-473-2222
      Attention: David K. Robbins, Esq.

        11.4    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        11.5    Counterparts; Effectiveness.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

        11.6    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        11.7    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

        11.8    Publicity.    Except as otherwise required by applicable law or the rules of NASDAQ, each of the Company and Parent shall not, and shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Parent, in the case of a proposed announcement or statement by the Company or its Subsidiaries, or the Company, in the case of a proposed announcement or statement by Parent or its Subsidiaries, which consent shall not be unreasonably withheld or delayed.

        11.9    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Article II, Section 7.4 and Section 7.5, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        11.10    Submission to Jurisdiction; Waivers; Consent to Service of Process.    Each of Parent, Merger Sub, the Company, Zehrer and Trustee irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the Court of Chancery in the State of Delaware to the fullest extent permitted by applicable law and, to the extent not so permitted, in any court sitting in the State of Delaware, and each of Parent, Merger Sub, the Company, Zehrer and Trustee hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 11.3. Each of Parent, Merger Sub, the Company, Zehrer and Trustee hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 11.10, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        11.11    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.12    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

USA INTERACTIVE, A DELAWARE CORPORATION
By: /s/ DANIEL C. MARRIOTT

Name: Daniel C. Marriott

Title: Senior Vice President

GEFFEN ACQUISITION SUB INC., A DELAWARE CORPORATION
By: /s/ DANIEL C. MARRIOTT

Name: Daniel C. Marriott

Title: President

UDATE.COM, INC., A DELAWARE CORPORATION
By: /s/ MELVYN MORRIS

Name: Melvyn Morris

Title: Chief Executive Officer

        IN WITNESS WHEREOF, for purposes only of Section 7.8 and Articles X and XI of this Agreement, Zehrer and Trustee have duly executed this Agreement as of the date first above written.

/s/ TERRENCE LEE ZEHRER Terrence Lee Zehrer
The COMMON SEAL of ATLAS TRUST COMPANY (JERSEY) LIMITED As Trustee of the Internet Investments Inc. Employee Shares Trust was hereunto affixed in the presence of:
/s/ IAN R. SWINDALE Director Print Name: Ian R. Swindale
/s/ IAN R. DOVE Director/Authorised Signatory Print Name: Ian R. Dove

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  Exhibit 99.1
TABLE OF CONTENTS
INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
W I T N E S S E T H
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SHARES
ARTICLE III THE SURVIVING CORPORATION
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS PRECEDENT
ARTICLE IX TERMINATION AND AMENDMENT
ARTICLE X SURVIVAL PERIOD; INDEMNIFICATION
ARTICLE XI GENERAL PROVISIONS